Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Improved Results for the Third Quarter of 2010

COSTA MESA, Calif., October 27, 2010 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2010.

Overview

During the three months ended September 30, 2010, Pacific Mercantile Bancorp (“Company”) achieved the following improvements in our results of operations:

•	Net interest income increased by $2.5 million, or 47%, to $7.9 million from $5.4 million in the three months ended September 30, 2009.

•

We were able to reduce the provision we made for loan losses by $2.1 million, or 56%, to $1.7 million from nearly $3.8 million for the same three months of 2009, due primarily to a decline in net loan charge-offs.

•	Accordingly, our net interest income, after the provision for loan losses, increased by $4.6 million, or 291%, to $6.2 million from $1.6 million in the same three months of 2009.

•

Our non-interest income increased by $817,000, or 55%, to $2.3 million from $1.5 million in the three months ended September 30, 2009, due primarily to an increase in our mortgage banking revenues and, to a lesser extent, an increase in gains on sales of securities.

•

We reduced our non-interest expense by $864,000, or 9.1%, to $8.6 million from $9.5 million in the same three months of 2009, due primarily to decreases in compensation expense and in other real estate owned (“OREO”) expense, which more than offset a $573,000, or 83.9% increase in FDIC deposit insurance premiums.

•	Our efficiency ratio improved to 84.7%, from 139% in the same three months of 2009, due to the combination of the increases in our revenues and the reduction in our non-interest expense.

•

Due to the above described improvements, we reduced our net loss by $3.8 million, or 97%, to $125,000, or $0.04 per diluted common share, from $3.9 million, or $0.37 per diluted common share, in the same three months of 2009.

•

Additionally, Pacific Mercantile Bank, our wholly owned banking subsidiary, generated a net profit of $123,000 in the third quarter ended September 30, 2010, as the net loss for the quarter was attributable to the operations of the Company on a stand-alone basis.

Similarly, our operating results for the nine months ended September 30, 2010 showed improvement, due primarily to (i) a $9.4 million, or 62%, increase in net interest income, (ii) a $6.3 million, or 46%, reduction in the provision we made for loan losses, and (iii) a $752,000, or 16%, increase in non-interest income. Those improvements more than offset a $1.3 million, or 5.5%, increase in non-interest expense that was primarily attributable to an increase

PMBC Third Quarter 2010 Earnings Release

October 27, 2010

in FDIC deposit insurance premiums and an increase in professional fees incurred primarily in connection with the collection and foreclosures of non-performing loans. As a result, we were able to reduce the loss before income taxes by $15.2 million, or 84%, to $2.9 million in the nine months ended September 30, 2010 as compared to a pre-tax loss of $18.1 million in the same nine months of 2009.

However, notwithstanding the pre-tax loss of $2.9 million in the nine months ended September 30, 2010, the provision for income taxes for that nine month period was $9.1 million, of which $9.0 million was attributable to the establishment of a non-cash valuation allowance against our deferred tax asset in the quarter ended June 30, 2010. By contrast, we recorded an income tax benefit of $7.5 million for the nine months ended September 30, 2009. As a result of the provision for income taxes, we recorded a net loss of nearly $12.0 million, or approximately $1.22 per common share, for the nine months ended September 30, 2010, as compared to a net loss of $10.5 million, or $1.01 per common share, for the same nine months of 2009. Since that valuation allowance was created by means of a non-cash charge, it did not affect the Company’s cash or liquidity in any way.

During this year’s third quarter, we completed our private placement of our Series A 10% Convertible Preferred Stock, which generated gross proceeds to us of $12,655,000 and enabled us to offset the effect that our losses would otherwise have had on our capital position. As a result, at September 30, 2010, the Bank continued to be categorized as a “well-capitalized institution” under federal regulatory capital guidelines.

“I am pleased to report that our non-performing assets (“NPAs”) trended downward by $8 million during the quarter ended September 30, 2010, from the immediately prior quarter ended June 30, 2010, due primarily to the hard work of our special asset division. In addition, net loan charge-offs declined by $2.0 million, or nearly 55%, to $1.7 million in this year’s third quarter, from $3.7 million in the same quarter of 2009, and by $4.3 million, or almost 49%, to $4.5 million in the first nine months of this year from $8.8 million in the same nine months of 2009,” stated Raymond E. Dellerba, President and CEO. “Additionally, we expect to be able, over the next six to nine months, to dispose of a number of other real estate owned properties that have been or are in the process of being acquired by foreclosure, which we believe will enable us to significantly reduce ‘other real estate owned’ and, therefore, our overall NPAs,” continued Mr. Dellerba.

“We also are encouraged by the increase in our net interest income and the improvements in our net interest margin and in our efficiency ratio in this year’s third quarter, and we believe we will be able to build on those improvements in order to achieve sustained profitability once again,” added Mr. Dellerba.

Results of Operations

Net Interest Income. Net interest income increased by $2.5 million, or 47%, in the three months ended September 30, 2010, as compared to same quarter of 2009. Similarly, net interest income increased in the nine months ended September 30, 2009, by $9.4 million, or nearly 62%, as compared to the same nine months of 2009. Those increases were due primarily to reductions in interest expense of $3.1 million, or 41.5%, and $9.3 million, or 39.4%, respectively, in the three and nine months ended September 30, 2010. The declines in interest expense were primarily attributable to decreases in market rates of interest, which enabled us to reduce the interest we paid on time deposits and resulted in a lowering of the rates at which we pay interest on our borrowings. Also contributing to the decrease in interest expense was a change in the mix of deposits to a higher proportion of lower-cost core deposits and a lower proportion of higher-cost time deposits. As a result of the increase in net interest income, our net interest margin improved to 2.78% and 2.87%, respectively, in the three and nine months ended September 30, 2010, from 1.88% and 1.76%, respectively, for the same three and nine months of 2009.

Provision for Loan Losses. During the three and nine months ended September 30, 2010, we made provisions for loan losses of $1.7 million and $7.5 million, respectively, as compared to $3.8 million and $13.8 million in the respective corresponding three and nine month periods of 2009. Those decreases were due primarily to (i) an 54.6% reduction in net loan charge-offs to $1.7 million in this year’s third quarter, from $3.7 million in the same quarter of 2009, and (ii) a 48.4% reduction in net loan charge-offs to $4.5 million in the nine months ended September 30, 2010, from $8.8 million in the same nine months of 2009.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

“As a result of our collection efforts, during the nine months ended September 30, 2010, we collected $2.1 million of loans that had been previously charged-off” stated Nancy A. Gray, Senior Executive Vice President and CFO.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

Non-interest income. Noninterest income increased by $817,000, or 55.4%, in the quarter ended September 30, 2010, as compared to the same quarter of 2009, due primarily to an increase of $573,000, or 106%, in revenues generated from residential mortgage loan originations and sales and a $334,000, or 74.9%, increase in gains on sales of securities. During the nine months ended September 30, 2010 noninterest income increased by $752,000, or 16.4%, as compared to the same nine months of 2009, due to a $2.1 million, or 352%, increase in mortgage banking revenues, which more than offset a $917,000 decline in gains on sales of securities held for sale and a $203,000 increase in other than temporary impairments of securities. The increases in mortgage banking revenues reflect the growth of our mortgage banking business, which commenced in May 2009.

Non-interest expense. We reduced our noninterest expense by $864,000, or 9.1%, in the three months ended September 30, 2010, as compared to the same three months of 2009, due primarily to (i) a $731,000, or 62.5%, decrease in the carrying costs of other real estate owned, and (ii) a $491,000, or 11.7%, decrease in salaries and employee benefits as a result of cost cutting measures initiated in February 2010, which more than offset a $573,000, or 83.9%, increase in FDIC deposit insurance premiums. In the nine months ended September 30, 2010 noninterest expense increased by $1.3 million, or 5.5%, as compared to the same nine months of 2009, primarily as a result of (i) an increase of approximately $467,000, or 17.0%, in professional fees incurred in connection with the collection and foreclosures of non-performing loans, and (ii) a $589,000, or 30.5%, increase in FDIC deposit insurance premiums, which more than offset a $359,000, or 21%, decline in the carrying costs of other real estate owned.

As previously reported, in February 2010 we initiated a number of cost-cutting measures that were designed to improve the efficiency of our operations and reduce our noninterest expense. Those measures included a work force reduction, a freeze on salaries, elimination of a management bonus program for 2010, and suspension of Company’s 401-K plan matching contributions, until the Company returns to sustained profitability. Due to the combination of these measures and the increases in revenue, our efficiency ratios (non-interest expense as a percentage of the sum of net interest income and non-interest income) improved to 85% in both the three and nine months ended September 30, 2010, from 139% and 122%, respectively, for the same three and nine months ended September 30, 2009.

Loss before income taxes. Due primarily to the above-described increases in banking revenues and the reductions in the provisions made for loan losses, we were able to reduce the loss before income taxes by $6.3 million, or 98%, to $125,000 in the three months ended September 30, 2010, and by $15.2 million, or 84%, to $2.9 million in the nine months ended September 30, 2010. By comparison, in the three and nine months ended September 30, 2009, we recorded losses before income taxes of $6.4 million and $18.1 million, respectively.

Provision for income taxes. In the three months ended September 30, 2010, we did not record any provision for income taxes and we do not expect to have to record any provision for income taxes on any earnings we might generate in this year’s fourth quarter, due to the valuation allowance we established during the second quarter of 2010. By comparison, we recorded an income tax benefit of $2.6 million in the three months ended September 30, 2009.

Notwithstanding the pre-tax loss incurred in the nine month period ended September 30, 2010, we recorded a provision for income taxes of $9.1 million in that period, as compared to a $7.5 million income tax benefit for the same nine months of 2009, due primarily to the establishment of a $9.0 million non-cash valuation allowance against our deferred tax asset in the quarter ended June 30, 2010. The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and tax purposes, including the expected value of our future income tax savings that were expected to be available to offset expected future taxable income. We decided to establish the valuation allowance against the deferred tax asset in part because it had become uncertain as to when and the extent to which we would be able to realize such tax savings. In the future, we may be able to reduce some or all of the valuation allowance if we are able to determine that it has become more likely, than not, that we will be able to realize such tax savings. In that event, we would be able to reduce our future tax liability to the extent of those savings.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

Financial Condition

Regulatory Capital and Capital Ratios. Notwithstanding the loss incurred in the nine months ended September 30, 2010, we had total regulatory capital, on a consolidated basis, of more than $97 million, and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total regulatory capital of approximately $93 million, at September 30, 2010. Moreover, based on all three measures of capital adequacy under federal regulatory guidelines, the Bank continued to be classified as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

That increase in the ratio of the Bank’s total capital-to-risk weighted assets was primarily attributable to a private placement of $12,655,000 of the Company’s Series A 10% Convertible Preferred Shares, which commenced in November 2009 and was completed in July 2010. Among the investors who purchased Series A Shares in that private placement were directors and officers of the Company. The Series A Shares will automatically convert into common stock, at a conversion price of $7.65 per common share, on November 27, 2011 or the date (if later) that we are permitted, with the consent of bank regulators, to pay all accumulated, but unpaid dividends on the Series A Shares. Dividends on the Series A Shares cumulate at a rate of 10% per annum and, to the extent not sooner paid, will become payable when the Series A Shares are converted into common stock. At September 30, 2010, cumulated but unpaid dividends on the Series A Shares totaled $817,000.

As previously reported, effective August 31, 2010, the members of the respective Boards of Directors of the Company and the Bank entered into a Written Agreement with the Federal Reserve Bank of San Francisco (the “FRB Agreement”) and consented to the issuance of a Final Order by the California Department of Financial Institutions (the “DFI Order”). Under the FRB Agreement, we must submit a capital plan to the FRB that will be acceptable to it and then implement that plan. Under the DFI Order, the Bank is required to achieve a ratio of adjusted tangible shareholders’ equity to its tangible assets of 9.0% by January 31, 2011, by raising additional capital, generating earnings or reducing the Bank’s tangible assets (subject to a 15% limitation on such a reduction) or a combination thereof. At September 30, 2010, the Bank’s ratio of adjusted tangible shareholders’ equity-to- tangible assets was 7.1%. In order to satisfy these regulatory requirements, we are currently exploring alternatives for raising additional capital to satisfy the higher capital requirements. However, since our ability to raise additional capital is affected by market and other conditions outside of our control, we cannot predict if we will succeed in raising the required capital or the terms on which such capital would be available to us.

Loans. During the 12 months ended September 30, 2010, we reduced the volume of commercial loans and real estate construction loans in our loan portfolio in response to the sluggishness and continuing uncertainties regarding the strength of the economic and the continuing declines in the market values of real property. As a result, at September 30, 2010, gross loans totaled approximately $762 million, a decrease of $73 million, or 8.7%, as compared to nearly $835 million at September 30, 2009.

Deposits. Deposits increased by $97 million, or 11.3%, to $955 million at September 30, 2010, from $858 million at September 30, 2009, primarily as a result of a $45 million, or a 14.6%, increase in our core deposits, comprised of (i) a $38 million, or 29%, increase in savings and other interest bearing transaction deposits, to $168 million at September 30, 2010, from $130 million at September 30, 2009, and (ii) an $8 million, or 4%, increase in noninterest bearing demand deposits to $187 million at September 30, 2010 from $179 million at September 30, 2009. Time deposits also increased, by $52 million, or 9%, to $600 million at September 30, 2010 from $548 million at September 30, 2009. Notwithstanding that increase, however, lower cost core deposits increased to 37.2% of total deposits at September 30, 2010 from 36.1% at September 30, 2009, while higher-cost time deposits decreased as a percentage of total deposits to 62.8% at September 30, 2010 from 63.9% at September 30, 2009.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

Asset Quality

The following table sets forth certain trends in the quality of the loan portfolio over the five quarters ended September 30, 2010, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2010			2009
	September 30,	June 30	March 31,	December 31	September 30,
Total non-performing loans	$43,939	$53,698	$44,793	$49,449	$59,576
Total other real estate owned	21,459	19,701	11,231	10,712	13,992

Total non-performing assets	$65,398	$73,399	$56,024	$60,161	$73,568

Loans 90 days past due	$26,042	$15,704	$20,693	$29,848	$31,568
Loans 30 days past due	6,230	21,250	18,924	1,945	7,631

Total loans past due 30 days or more	$32,272	$36,954	$39,617	$31,793	$39,199

Allowance for loan losses	$23,301	$23,307	$20,863	$20,345	$20,500
Ratio of allowance to total loans outstanding	3.06%	3.00%	2.57%	2.44%	2.46%

As the above table indicates, total non-performing assets declined by $8.2 million to $65.4 million at September 30, 2010, from $73.6 million at September 30, 2009, due primarily to a $15.7 million decline in non-performing loans over that 12 month period. That decline in non-performing loans more than offset a $7.5 million increase in other real estate owned at September 30, 2010, as compared to September 30, 2009, that was primarily attributable to foreclosures by us of non-performing loans, which we believe will enable us to dispose of those real properties and, thereby, reduce the volume of non-performing assets in the future.

“Our collection efforts have been focused on acquiring the properties that collateralize non-performing loans, which enables us to dispose of those properties and, thereby, reduce our NPAs. As a result of those efforts, we succeeded in acquiring real properties collateralizing $17 million of non-performing loans and in selling $10 million of other real estate owned properties over the 12 months ended September 30, 2010,” continued Ms. Gray.

The increase, at September 30, 2010, in total loans past due more than 90 days from June 30, 2010, was primarily attributable to the filing of bankruptcy by a group of related borrowers, which stayed the payment of principal and interest on their loans. We are currently seeking bankruptcy court approval to permit us to foreclose and take possession of real properties securing those loans so that we can dispose of those properties and, thereby, reduce our NPAs and recover some of the charge-offs that we have taken on those loans.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and about trends in and our expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations and beliefs as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses during the remainder of 2010 or in 2011; uncertainties and risks with respect to the effects that our compliance with the FRB Agreement and DFI Order will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders; the risk of potential future supervisory action against us or Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that continued weakness in the economy also could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2010; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which we filed with the Securities and Exchange Commission on April 1, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 which we filed with the Securities and Exchange Commission on August 16, 2010. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by applicable law or NASDAQ rules.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Percent Change	2010	2009	Percent Change
Total interest income	$12,305	$12,879	(4.5)%	$38,895	$38,814	0.2%
Total interest expense	4,386	7,495	(41.5)%	14,311	23,621	(39.4)%

Net interest income	7,919	5,384	47.1%	24,584	15,193	61.8%
Provision for loan losses	1,688	3,790	(55.5)%	7,488	13,833	(45.9)%

Net interest income after provision for loan losses	6,231	1,594	290.9%	17,096	1,360	1,157.1%
Non-interest income
Service charges & fees on deposits	278	352	(21.0)%	930	1,101	(15.5)%
Mortgage banking (including net gains on sales of loans held for sale)	1,113	540	106.1%	2,743	607	351.9%
Net gains on sales of securities available for sale	780	446	74.9%	1,417	2,334	(39.3)%
Other than temporary impairment of securities	(52)	(83)	(37.3)	(286)	(83)	244.6%
Net loss on sale of other real estate owned	(5)	(147)	(96.6)	(64)	(145)	(55.9)%
Other non-interest income	178	367	(51.5)%	602	776	(22.4)%

Total non-interest income	2,292	1,475	55.4%	5,342	4,590	16.4%
Non-interest expense
Salaries & employee benefits	3,703	4,194	(11.7)%	11,747	11,580	1.4%
Occupancy and equipment	968	995	(2.7)%	2,972	2,906	2.3%
Professional Fees	1,227	1,338	(8.3)%	3,207	2,740	17.0%
Other real estate owned expense	439	1,170	(62.5)%	1,330	1,689	(21.3)%
FDIC Expense	1,256	683	83.9%	2,522	1,933	30.5%
Other non-interest expense	1,055	1,132	(6.8)%	3,583	3,195	12.1%

Total non-interest expense	8,648	9,512	(9.1)%	25,361	24,043	5.5%

Loss before income taxes	(125)	(6,443)	(98.1)%	(2,923)	(18,093)	(83.8)%
Income tax provision (benefit)	—	(2,577)	N/M	9,059	(7,546)	220.1%

Net loss	$(125)	$(3,866)	(96.8)%	$(11,982)	$(10,547)	13.6%

Cumulative undeclared dividends on preferred stock	(327)	—	N/M	(756)	—	N/M

Net loss allocable to common stockholders	$(452)	$(3,866)	(88.3)%	$(12,738)	$(10,547)	20.8%

Net loss per common share
Basic	$(0.04)	$(0.37)	(89.2)%	$(1.22)	$(1.01)	20.8%
Diluted	$(0.04)	$(0.37)	(89.2)%	$(1.22)	$(1.01)	20.8%
Weighted average number of shares outstanding
Basic	10,434,665	10,434,665		10,434,665	10,434,665
Diluted	10,434,665	10,434,665		10,434,665	10,434,665
Ratios:(1)
ROA	(0.04)%	(1.30)%		(1.36)%	(1.18)%
ROE	(0.72)%	(19.86)%		(21.69)%	(16.67)%
Net interest margin	2.78%	1.88%		2.87%	1.76%
Efficiency ratio	84.69%	138.68%		84.75%	121.53%

(1)	Except for the efficiency ratio, the ratios and net interest margin for the three and nine months ended September 30, 2010 and 2009 have been annualized.

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PMBC Third Quarter 2010 Earnings Release

October 27, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Increase/
	2010	2009	(Decrease)
ASSETS
Cash and due from banks	$11,106	$11,051	0.5%
Interest bearing deposits with financial institutions (1.)	194,738	79,995	143.4%
Interest bearing time deposits	9,043	16,800	(46.2)%
Investments (including stock)	126,826	130,086	(2.5)%
Loans held for sale, at lower of cost or market	19,151	10,598	80.7%
Core Loans, net	738,750	814,332	(9.3)%
OREO	21,459	13,992	53.4%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	25,922	31,043	(16.5)%

Total Assets	$1,147,677	$1,108,579	3.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$186,550	$179,270	4.1%
Interest bearing deposits
Interest checking	31,105	28,253	10.1%
Savings/money market	137,062	101,625	34.9%
Certificates of deposit	599,941	548,390	9.4%

Total interest bearing deposits	768,108	678,268	13.3%

Total deposits	954,658	857,538	11.3%
Borrowings	101,027	152,000	(33.5)%
Other liabilities	6,218	7,090	(12.3)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,079,430	1,034,155	4.4%
Shareholders’ equity	68,247	74,424	(8.3)%

Total Liabilities and Shareholders’ Equity	$1,147,677	$1,108,579	3.5%

Tangible book value per share(2)	$5.80	$7.28	(20.3)%

Shares outstanding	10,434,665	10,434,665	—

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Nine Months Ended September 30,
Average Balances (in thousands)	2010	2009
Average gross loans (*)	$796,490	$841,336
Average loans held for sale(*)	$13,646	$4,027
Average earning assets	$1,145,342	$1,157,125
Average assets	$1,182,843	$1,195,719
Average equity	$73,845	$84,571
Average interest bearing deposits	$807,653	$735,661

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At September 30,
	2010	2009
Total non-performing loans	$43,939	$61,988
Other real estate owned	21,459	13,992

Total non-performing assets	$65,398	$75,980

Net charge-offs year-to-date	$4,532	$8,786
90-day past due loans	$26,042	$31,568
Allowance for loan losses	$23,301	$20,500
Allowance for loan losses /gross loans (excl. loans held for sale)	3.06%	2.46%
Allowance for loan losses /total assets	2.03%	1.85%

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